As Filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

Linktone Ltd.

(Exact Name of Registrant as Specified in Its Charter)

________________

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

Harbour Ring Plaza, 6th Floor
18 Xizang Zhong Road
Shanghai, People’s Republic of China 200001
(Address of Principal Executive Offices)

Linktone Ltd. 2000-1 Employee Stock Option Scheme
Linktone Ltd. 2003 Stock Incentive Plan
(Full Title of the Plans)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

________________

Copies to:

Charles Comey, Esq.
Paul Boltz, Esq.
Morrison & Foerster LLP
Suite 3803, Bund Center
No. 222, Yan An Road East
Shanghai, People’s Republic of China 200002

________________

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum	Amount of
	Amount to be		Offering Price	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)		Per Share	Price	Fee
Ordinary Shares, $0.0001 par value per share (4)	29,991,700	(2)	$0.0603 (2)	$1,808,499.51 (2)	$229.14 (2)
Ordinary Shares, $0.0001 par value per share (4)	9,610,000	(3)	$2.2953 (3)	$22,057,989.06 (3)	$2,794.75 (3)

Totals	39,601,700		—	$23,866,488.57	$3,023.89

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	These shares are offered under the Linktone Ltd. 2000-1 Employee Stock Option Scheme. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 29,991,700 shares issuable upon exercise of outstanding options (which constitute all options issuable under the scheme) and the weighted average exercise price of approximately $0.0603 per share, for an aggregate offering price of $1,808,499.51.

(3)	These shares are offered under the Linktone Ltd. 2003 Stock Incentive Plan. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 8,259,999 shares issuable upon the exercise of outstanding options and the weighted average exercise price of approximately $1.023 per share, for an aggregate offering price of $8,449,978.98 and (b) the product of the remaining 1,350,001 shares under the plan and the average of the high and low prices for the Registrant’s American Depositary Shares as quoted on the Nasdaq National Market on April 19, 2004, or $10.08, for an aggregate offering price of $13,608,010.08

(4)	These shares may be represented by the Registrant’s American Depositary Shares, each of which represents ten ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-112897).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Linktone Ltd. (the “Registrant”) with the Commission are incorporated by reference herein:

     (a) The Registrant’s latest prospectus filed with the Commission on March 4, 2004 pursuant to Rule 424(b) under the Securities Act, which includes audited financial statements for the Registrant’s 2003 fiscal year.

     (b) The description of the Registrant’s Ordinary Shares which is contained in its Registration Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) on February 18, 2004 (0-50596), including any amendment or report filed for the purpose of updating such description.

     (c) Exhibits 3.1, 4.1, 4.2 and 4.3 to the Registrant’s Registration Statement filed with the Commission on February 17, 2004. See Part II, Item 8 hereof.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Cayman Islands law and Article 123 of the Registrant’s amended and restated articles of association provide that the Registrant may indemnify its directors, officers and trustee acting in relation to any of its affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

     The Registrant has entered into indemnification agreements with each of its directors and officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding, to which the indemnitee is or was a party, witness or other participant, except expenses and liabilities (if any) incurred or sustained by or through the indemnitee’s own willful neglect or default. Upon the written request by a director or officer, the Registrant will, within 30 days after receipt of the request, advance funds for the payment of expenses, unless there has been a final determination that the director or officer is not entitled to indemnification for these expenses.

     The Registrant also agreed to provide up to $75,000 of legal assistance to Michael Guangxin Li, the Registrant’s Chief Operating Officer, to cover bona fide legal costs, court fees or judgments in connection with an employment agreement previously entered into between Mr. Li and his prior employer. Actual legal expenses paid by the Registrant pursuant to this agreement were $2,500.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant.*
4.1	Specimen American Depositary Receipt of the Registrant.*
4.2	Specimen Share Certificate of the Registrant.*
4.3	Form of Deposit Agreement among the Registrant, The Bank of New York and holders of the American Depositary Receipts.*
5.1	Opinion of Maples and Calder Asia.
23.1	Consent of PricewaterhouseCoopers, Independent Auditors.
23.2	Consent of Maples and Calder Asia (contained in Exhibit 5.1).
24.1	Power of Attorney (see signature page of this Registration Statement).

*	Incorporated herein by reference from the Registrant’s Registration Statement filed with the Commission on February 17, 2004. See Part II, Item 3 (c) hereof.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the option plans of the Registrant set forth on the cover page hereof.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, China on the 23rd day of April, 2004.

Linktone Ltd.

By:	/s/ Raymond Lei Yang Name: Raymond Lei Yang Title: Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Mark Begert, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Raymond Lei Yang Raymond Lei Yang	Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2004
/s/ Mark Begert Mark Begert	Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2004

SIGNATURE	TITLE	DATE
/s/ York Chen York Chen	Director	April 23, 2004
/s/ Jun Wu Jun Wu	Director	April 23, 2004
/s/ Derek Sulger Derek Sulger	Director	April 23, 2004
/s/ Elaine La Roche Elaine La Roche	Director Chairman of the Board	April 23, 2004
/s/ Thomas Hubbs Thomas Hubbs	Director	April 23, 2004
/s/ David C. Wang David C. Wang	Director	April 23, 2004
/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States	April 23, 2004

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant.*
4.1	Specimen American Depositary Receipt of the Registrant.*
4.2	Specimen Stock Certificate of the Registrant.*
4.3	Form of Deposit Agreement among the Registrant, The Bank of New York and holders of the American Depositary Receipts.*
5.1	Opinion of Maples and Calder Asia.
23.1	Consent of PricewaterhouseCoopers, Independent Auditors
23.2	Consent of Maples and Calder Asia (contained in Exhibit 5.1).
24.1	Power of Attorney (see signature page of this Registration Statement).
*	Incorporated by reference for the Registrant’s Registration statement filed with the Commission on February 17, 2004. See Part II, Item 3 (c) hereunder.